Exhibit 99.1

Acusphere, Inc. Reports 2004 Financial Results
and Operating Highlights

Watertown, MA, March 15, 2005 - Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter and year ended December 31, 2004 and commented on operating progress.

Financial Results

The Company’s financial results for the quarter and year ended December 31, 2004 are summarized in the accompanying table and detailed in Acusphere’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission.

During 2004, the Company recognized $1.7 million in collaboration revenue in connection with its 2004 agreement with Nycomed for European marketing rights to the Company’s lead product candidate, AI-700.  In 2004, Nycomed paid Acusphere a total of $6.0 million, including the first two of eight scheduled $1.0 million quarterly payments. As of December 31, 2004, the Company reported a total of $4.3 million in deferred revenue associated with the Nycomed agreement.

Operating expenses in 2004 increased to $32.1 million, compared to $19.7 million in 2003, primarily due to increased research and development costs incurred for the Company’s Phase 3 clinical program for AI-700 and due to higher general and administrative expenses associated with business development efforts and the costs associated with operating as a public company. These expected increases were partially offset by lower expenses associated with stock-based compensation. The increase in research and development costs relating to AI-700 primarily reflect increased clinical costs, including site costs, data management costs, monitoring costs and the costs of manufacturing clinical materials. The increase in research and development costs also includes costs associated with increasing our full and part-time personnel and outside consultants.

As of December 31, 2004, the Company’s balance of cash and cash equivalents totaled $45.2 million. This balance included $6.0 million in cash from the Company’s collaboration agreement with Nycomed, net proceeds of $19.8 million from a private equity financing completed in October 2004, and $3.4 million in cash from borrowings under the Company’s equipment financing line.  During 2004, the Company spent approximately $12.2 million towards capital purchases, primarily related to its manufacturing activities.

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Acusphere, Inc.
500 Arsenal Street
Watertown, MA 02472
tel: 617.648.8800
fax: 617.926.3605
www.acusphere.com

In February 2005, the Company completed a public offering of 900,000 shares of 6½ % convertible exchangeable preferred stock, resulting in additional net proceeds to the Company of approximately $41.5 million after deducting underwriting discounts and commissions and estimated offering expenses.  Net proceeds from the financing are expected to be used to further fund the development program for AI-700 and for working capital and general corporate purposes.  As of the end of February 2005, the Company’s unaudited cash balance was approximately $82 million.

Operating Update

As previously reported, the Company achieved its goal of cumulatively enrolling 300 patients by the end of 2004 in its Phase 3 clinical program for AI-700 and anticipates completing patient enrollment for the program in the second half of 2005. The Company reported that it has currently enrolled over 400 patients in this program, including over 300 in the pivotal trials.

The company also reported that, based upon the most recent data available to it, it believes that the potential market for AI-700 continues to grow. The Company estimates that 2.7 million stress echoes and 8.0 million nuclear stress tests were performed in the United States during 2004, representing a total of 10.7 million screening procedures. Assuming a $200 price per procedure for AI-700, the Company announced that it believes the potential U.S. market for AI-700 exceeds $2 billion.

Commenting on the Company’s operations, Sherri C. Oberg, President and Chief Executive Officer, said “I am very pleased that we accomplished our top goals for 2004 and that our clinical trial enrollment for AI-700 continues to make good progress. Our recent financing allows us to continue to aggressively pursue completion of our Phase 3 clinical program.”

Conference Call Information

Acusphere plans to hold a conference call with investors today, Tuesday, March 15, 2005, commencing at 5:00 PM (Eastern Time). The conference call will include discussion of the Company’s operating results, financing results, including the above described equity financing, and other operational matters, followed by answers to investor questions.  The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-299-0433, using the confirmation code: 75501838.  For participants dialing in from outside the U.S. please call 1-617-801-9712 using the same confirmation code, 75501838.  After the conference call, a replay of the call will be made available for 30 days via the Company’s web site and a telephone replay will be available through March 31, 2005 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 67223771.

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.

Acusphere’s three initial product candidates for which it has clinical data are designed to address large unmet clinical needs within cardiology, oncology and asthma.  Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease.  An estimated 10.7 million procedures are performed each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  Acusphere’s product candidates have been created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that enables particles to be customized to address the delivery needs of a variety of drugs.  For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” is trademarks of Acusphere, Inc.

Forward-looking Statements

This Release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.  Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the plans, objectives and future financial condition of Acusphere, statements regarding the timing of patient enrollment in the AI-700 Phase 3 clinical program and statements regarding the commercial potential of AI-700, constitute forward-looking statements which involve risks and uncertainties.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

ACUSPHERE, INC.

FINANCIAL HIGHLIGHTS

— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2004	December 31, 2003	December 31, 2004
Collaboration revenue	$—	$857	$—	$1,714
Operating expenses:
Research and development	4,604	8,306	14,228	25,619
General and administrative	1,402	1,554	4,173	5,582
Stock-based compensation	235	238	1,307	940
Total operating expenses	6,241	10,098	19,708	32,141
Interest and other expense (income)	491	(145)	2,215	(468)

Net loss	$(6,732)	$(9,096)	$(21,923)	$(29,959)
Accretion of dividends and offering costs on preferred stock	(1,288)	—	(5,948)	—
Net loss available to common stockholders	$(8,020)	$(9,096)	$(27,871)	$(29,959)

Net loss per common share – basic and diluted	$(0.65)	$(0.51)	$(6.66)	$(1.92)
Weighted-average shares outstanding – basic and diluted	12,368	17,665	4,188	15,603

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31, 2004	December 31, 2003

Cash and short-term investments	$45,180	$54,562
Current assets	47,277	55,275
Total assets	62,003	58,924
Current portion of deferred revenue	3,429	—
Other current liabilities	9,705	4,344
Long-term liabilities	3,360	205
Stockholders’ equity	45,509	54,375

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Contact:	Investors:
John F. Thero	Tel: (617) 925-3444
Acusphere, Inc.	Email: IR@acusphere.com
Sr. Vice President and CFO	Media: (617) 648-8800